VARIGUARD WILL DEMONSTRATE ITS SMARTGLASS PANELS TO
ARTIFACT CONSERVATORS THIS WEEK AT THE AIC ANNUAL MEETING

Woodbury, NY – May 12, 2015. VariGuard now offers conservators electronically dimmable display panels that provide the best protection for their light-sensitive artifacts. Dr. Seth Van Voorhees will demonstrate VariGuard’s SmartGlass products at the American Institute for Conservation of Historic and Artistic Works (“AIC”) 43rd annual meeting (Booth 513) being held from May 13-15 in Miami, FL.

Dr. Van Voorhees, President of Research Frontiers’ VariGuard division, commented: “Our display panels offer the highest level of protection against UV and visible light damage in the industry and they are being used in cases, frames and wall cases to protect various light sensitive artifacts in museums internationally. Testing of VariGuard SmartGlass cases at the Smithsonian’s National Postal Museum demonstrated more than a 90% reduction in artifact light exposure.”

Reinforcing the benefits of VariGuard panels and how they limit light exposure, the Smithsonian National Postal Museum is presenting a paper at the AIC Annual Meeting entitled “(Year of Light) Lighten Up: Enhancing Visitor Experiences,” which will discuss the positive impact that VariGuard panels have in protecting valuable artifacts and enhancing the visitor experience.

VariGuard display panels instantly switch between their light-blocking and transparent states to provide the best protection for light-sensitive artifacts. By limiting light-exposure only to those times when artifacts are being viewed, VariGuard SmartGlass panels enable:

■	Higher room illumination levels

■	Longer exhibition periods at lower levels of light exposure

■	Lower rotation related costs

To learn more about the AIC 43rd annual meeting, please see the event website.

More information about VariGuard panels for display cases, wall cases and frames is available at www.VariGuard.com.

About VariGuard and Research Frontiers Inc.

VariGuard SmartGlass™ and SmartPlastic™ are the first and only display panels that offer a wide range of visible light transmission, instant switching between dark and clear states, and over 99% UV-blocking at all times. Based on patented SPD light-control technology developed by Research Frontiers, VariGuard display panels optimally protect artifacts by limiting their light-exposure only to those times when people are viewing them.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-SmartGlass electronic-tint technology which allows users to instantly, precisely and uniformly control the amount of light coming through glass or plastic, either manually with the touch of a button or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, or Facebook, Twitter, LinkedIn, YouTube and Instagram.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart", "SPD-SmartGlass" "VariGuard", "VariGuard SmartGlass" and "VariGuard SmartPlastic" are trademarks of Research Frontiers and its subsidiary VariGuard.

For further information, please contact:

Seth Van Voorhees, President
VariGuard
+1-516-847-5330
Info@VariGuard.com